Exhibit 99.1
Crescent Energy Announces Fourth Quarter and Full Year 2022 Financial and Operating Results, Year-End Reserves and 2023 Guidance
Continues to Build Scale Accretively Through Acquire and Exploit Investment Strategy
Reports Strong Year-Over-Year Growth in Production, Cash Flow and Reserves
Declares Cash Dividend of $0.17 per Share

Houston, March 7, 2023 – Crescent Energy Company (NYSE: CRGY), ("Crescent" or the "Company"), today announced its financial and operating results for the fourth quarter and full year 2022 as well as a quarterly cash dividend of $0.17 per share for the period. Crescent has provided a supplemental slide deck on its results, which can be found at www.crescentenergyco.com. The Company plans to host a conference call and webcast to discuss its fourth quarter and full year 2022 results, as well as its 2023 outlook, at 10 a.m. CT, Wednesday, March 8, 2023. Details can be found in this release.

Full Year 2022 Highlights
–Completed the year within guidance on production, cash flow and capital expenditures when adjusted for commodity prices and divestitures
–Reported $481 million of net income and $582 million of Adjusted Net Income(1)
–Generated $1.2 billion of Adjusted EBITDAX(1), $1.0 billion of Operating Cash Flow and $484 million of Levered Free Cash Flow(1)
–Produced 138 MBoe/d; oil and liquids comprised 44% and 58% of volumes, respectively
–Operated two rigs and successfully integrated newly acquired assets
–Continued focus on strong return of capital to shareholders through quarterly dividends and opportunistic share buybacks, which represented $143 million or a 7% yield(2) on a full year basis
–Reduced Net LTM Leverage(1) to 1.0x, in-line with the Company's long-term target
–Paid down approximately $300 million of net debt subsequent to closing the Uinta basin acquisition in Q1 2022, extended debt maturities and divested approximately $100 million of assets
–Increased public float by 15% and reduced shares outstanding by 2%
–Disclosed year-end proved reserves of 573 MMBoe, up 8% over prior year, with a SEC PV-10 value of $9.6 billion(1)(3). Approximately 80% were proved developed and 56% were liquids
–Announced 2023 outlook: maintenance program with planned capital investments of $575 - $650 million, excluding acquisitions, slightly lower than 2022 levels at the midpoint

Crescent CEO David Rockecharlie said, “Our team executed extremely well in 2022. Consistent with our priorities, we generated significant cash flow, returned capital to investors and further strengthened the balance sheet. We closed and integrated accretive acquisitions, accessed the capital markets on multiple occasions and unlocked significant value by investing in high-return oil development. We closed out our first year as a public company and entered 2023 with a disciplined investment plan designed to maintain flexibility and create value for our shareholders by executing our proven acquire and exploit strategy in what we see as an attractive market backdrop.”

Fourth Quarter 2022 Results
Crescent reported $49 million of net income and $114 million of Adjusted Net Income(1) in the fourth quarter. The Company generated $290 million of Adjusted EBITDAX(1), $215 million of Operating Cash Flow and $113 million of Levered Free Cash Flow(1) for the period.

Fourth quarter production was in-line with expectations and averaged 139 MBoe/d (45% oil and 58% liquids). The decrease quarter-over-quarter was primarily related to the sale of Permian assets, fewer planned completions and winter weather impacts in late 2022. Average realized price for the fourth quarter, including and excluding the effect of commodity derivatives, totaled $42.74 and $52.50 per Boe, respectively. Operating expense and operating expense excluding production and other taxes, stated on a per Boe basis, were $19.92 and $15.63 for the quarter, respectively. G&A expense and Adjusted Recurring Cash G&A(1) (includes manager compensation and excludes non-cash equity-based compensation) totaled $1.99 and $1.73 per Boe, respectively.

Crescent operated one rig in the Uinta and one rig in the Eagle Ford during the fourth quarter and incurred capital investments of $156 million. The Company drilled 5 and 10 gross operated wells and brought online 7 and 5 gross operated wells in the Uinta and Eagle Ford, respectively, during the quarter.

Full Year 2022 Results
Crescent reported $481 million of net income and $582 million of Adjusted Net Income(1) for the year. The Company generated $1.2 billion of Adjusted EBITDAX(1), $1.0 billion of Operating Cash Flow and $484 million of Levered Free Cash Flow(1) in 2022. Full year production averaged 138 MBoe/d (44% oil and 58% liquids). Full year results were in-line with beginning of the year guidance when adjusted for divestitures and commodity prices.

Average realized price for the full year 2022, including and excluding the effect of commodity derivatives, totaled $44.16 and $59.62 per Boe, respectively. Operating expense and operating expense excluding production and other taxes, stated on a per Boe basis, were $20.11 and $15.38 for the year, respectively, reflecting commodity-linked costs, inflationary impacts and opportunistic workover activities. G&A expense and Adjusted Recurring Cash G&A(1) (includes manager compensation and excludes non-cash equity-based compensation) totaled $1.69 and $1.55 per Boe, respectively.

Full year 2022 capital investments, excluding acquisitions, were $625 million, below the mid-point of guidance. Crescent continued to find safe and innovative ways to offset certain industry wide inflationary pressures with operational improvements and capital efficiencies. The Company drilled 22 and 29 gross operated wells and brought online 26 and 24 gross operated wells the Uinta and Eagle Ford, respectively, during the year.

Financial Position
Crescent maintains a strong balance sheet and a low leverage profile. In December, Crescent closed its previously announced sale of Permian assets for $80 million in cash. Proceeds were used to reduce outstanding borrowings on the Company's revolving credit facility (the "Credit Facility"). In February 2023, the Company issued $400 million aggregate principal amount of 9.250% Senior Unsecured Notes due 2028 (the "Notes Offering") and used net proceeds to repay amounts outstanding on its Credit Facility. As of December 31, 2022, on a pro forma basis for the Notes Offering, the Company had total long-term debt of $1.3 billion, a Net LTM Leverage(1) ratio of 1.0x, in-line with its stated long-term target and $1.1 billion of liquidity.

Return of Capital
The Company maintained a consistent cash return strategy during 2022 through a mix of quarterly dividends and opportunistic share buybacks. Crescent returned $143 million to shareholders in 2022, or a 7% yield(2) on a full year basis, through its dividend and share repurchases. The Company intends to continue returning capital to shareholders through cash dividends and opportunistic repurchases of Class B common stock and OpCo Units concurrent with future secondary equity offerings or in other privately negotiated transactions. Any such actions are subject to the Company's Board of Directors (the "Board") approval and other factors.

On March 7, 2023, the Board approved a fourth quarter cash dividend of $0.17 per share, payable on March 31, 2023, to shareholders of record as of the close of business on March 20, 2023.

Stewardship
Crescent strives to be good stewards of others' assets: our investors' capital, the environment and the communities in which we operate. In 2022, Crescent joined the Oil & Gas Methane Partnership 2.0 Initiative to enhance reporting of methane emissions reduction programs (submission was rated the highest level, "Gold Standard") and released its 2021 ESG report that included benchmarks and targets for measuring future performance, notably to reduce absolute Scope 1 greenhouse gas emissions by 50% by 2027, relative to 2021 asset levels.

2023 Outlook
Crescent's 2023 outlook is in-line with the Company's historical focus on generating significant free cash flow, exercising prudent risk management and delivering outsized returns on investment, and assumes pricing of $70/Bbl WTI and $3.50/MMBtu Henry Hub. Crescent's capital program is allocated approximately 85% to its operated assets in the Eagle Ford and Uinta. Non-operated activity and other capital expenditures are expected to comprise approximately 15% of total investment predominately focused on non-operated assets in the Eagle Ford, Permian and DJ basins. Approximately $25 million of capex is carried over from the fourth quarter of 2022.

2023 Guidance ($70/Bbl & $3.50/MMBtu)
Total Production (MBoe/d)	130 - 138
% Oil / % Liquids (%)	~45% / ~58%

Capital Expenditures (Excl. Acquisitions) ($MM)	$575 - $650
Adj. Operating Expense Excl. Prod. & Other Taxes ($/Boe)(1)(4)	$14.75 - $15.75
Production Taxes (% of Commodity Revenue)	7.5 - 8.0%
Adj. Recurring Cash G&A Incl. Manager Comp ($MM)(1)(5)	$78 - $83
Non-Recurring Transaction Expenses ($MM)(6)	$5 - $10
Cash Taxes ($MM)	$0 - $30

Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.”

Risk Management
Crescent utilizes hedges to manage commodity price risks, protect the balance sheet and ensure returns on invested capital. Crescent is approximately 45% hedged in 2023 at the midpoint of its production guidance. Roughly half of the Company’s current hedge book was entered into in connection with prior acquisitions. As certain acquisition hedges roll off, the Company will more fully participate at market pricing. Complete details on the Company's derivative positions can be found in its investor presentation located at https://ir.crescentenergyco.com/events-presentations/.

2022 Year-End Reserves
Crescent’s year-end 2022 proved reserves totaled 573 MMBoe, of which 80% were proved developed and 56% were liquids. The first year decline rate of Crescent’s proved developed producing reserves, based on production decline curves used in the Company’s reserve report, is 22%.

Crescent’s proved reserves and associated PV-0 and PV-10 estimates as of December 31, 2022 were prepared by Ryder Scott in accordance with applicable rules and guidelines of the Securities and Exchange Commission (“SEC”). At year-end, the Company’s standardized measure of discounted future cash flows of proved reserves was $9.1 billion and PV-10(1)(3), utilizing SEC pricing, was $9.6 billion. Complete details on the Company's year-end 2022 reserves can be found in its investor presentation located at https://ir.crescentenergyco.com/events-presentations/.

Fourth Quarter and Full Year 2022 Conference Call Information
Crescent plans to host a conference call to discuss its fourth quarter and full year 2022 financial and operating results at 10 a.m. CT on Wednesday, March 8, 2023. Complete details are below. A webcast replay will be available on the website following the call. Crescent has provided an investor presentation on its fourth quarter and full year 2022 results on its website, www.crescentenergyco.com.

Date: Wednesday, March 8, 2023
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: https://ir.crescentenergyco.com/events-presentations/

About Crescent Energy Company
Crescent is a well-capitalized, U.S. independent energy company with a portfolio of low-decline assets in proven regions across the lower 48 states that generate substantial cash flow supported by a predictable base of production. Crescent’s core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy management has employed since 2011. The Company’s mission is to invest in energy assets and deliver better returns through strong operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the Uinta Acquisition. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, uncertainties inherent in estimating natural gas and oil reserves and in projecting futures rates of production, our hedging strategy and results, federal and state regulations and laws, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the impact of armed conflict, including in Ukraine, the timing and success of business development efforts, including acquisition and disposition opportunities, our reliance on our external manager, sustained cost inflation and central bank policy changes associated therewith, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation
On December 7, 2021, Crescent was formed through the merger of Independence Energy ("Independence"), and Contango Oil and Gas ("Contango") and the related restructuring of Crescent (the "Merger Transactions"). Referenced results for the three months and year ended December 31, 2022, as well as the three months ended September 30, 2022, reflect the combined Company. Referenced results for the three months and year ended December 31, 2021, reflect legacy Independence, Crescent's predecessor for financial reporting purposes from January 1 through December 6, 2021 and 25 days of Crescent results beginning December 7, 2021.

While OpCo Units and corresponding shares of Class B common stock are outstanding in our "Up-C" structure, and in accordance with the terms of our Management Agreement under which Class A shareholders bear only their proportionate share of Manager Compensation, portions of Manager Compensation, income tax provision (benefit) amounts and dividends paid corresponding to such ownership are required to be classified as distributions to redeemable noncontrolling interests rather than G&A expense, income tax provision (benefit), and dividends paid to Class A Common Stock, respectively. We define those redeemable noncontrolling interest ("RNCI") distributions made by OpCo related to (i) Manager Compensation as “Manager Compensation RNCI Distributions,” (ii) income tax provision (benefit) as “Income Tax RNCI Distributions,” and (iii) dividends paid as “Dividend RNCI Distributions.”

To facilitate comparison of our G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) to peer companies with varying corporate and management structures, Adjusted EBITDAX and Levered Free Cash Flow, for both (i) historical periods since the Merger Transaction and (ii) periods for which we provide guidance, are presented assuming the full redemption of all outstanding OpCo Units for shares of our Class A common stock and a corresponding cancellation of all shares of our Class B Common Stock. Management believes this presentation is most useful to investors, as the full amounts of Manager Compensation as G&A expense, dividends paid to Class A Common Stock and income tax provision (benefit) are thereby reflected as such.

Crescent Operational Summary

	Year ended	For the three months ended
	December 31, 2022	December 31, 2022	September 30, 2022	December 31, 2021
Average daily net sales volumes:
Oil (MBbls/d)	60	63	69	37
Natural gas (MMcf/d)	352	352	367	267
NGLs (MBbls/d)	19	18	20	18
Total (MBoe/d)	138	139	150	99
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$90.06	$77.06	$86.77	$75.73
Natural gas ($/Mcf)	5.97	5.58	6.99	5.06
NGLs ($/Bbl)	37.72	29.15	35.22	39.68
Total ($/Boe)	59.62	52.50	61.65	48.87
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$71.98	$66.97	$72.55	$56.31
Natural gas ($/Mcf)	3.42	3.48	3.56	2.80
NGLs ($/Bbl)	29.70	29.85	32.04	25.01
Total ($/Boe)	44.16	42.74	46.32	32.95
Expense (per Boe)
Operating expense, excluding production and other taxes	$15.38	$15.63	$15.33	$15.79
Production and other taxes	4.73	4.29	5.18	3.17
Depreciation, depletion and amortization	10.58	12.29	10.50	8.78
General and administrative expense	1.69	1.99	1.25	4.91
Non-GAAP expense (per Boe)
Adjusted Recurring Cash G&A(1)	$1.55	$1.73	$1.40	$0.89

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2)Based on CRGY share price of $11.88 and aggregate shares outstanding as of February 27, 2023. Includes dividends and repurchase of Class B common stock and OpCo Units in September 2022.
(3)Estimate based on SEC pricing, which is calculated using the simple average of the first-of-the month commodity prices, adjusted for location and quality differentials, with consideration of known contractual price changes. The average benchmark prices per unit, before location and quality differential adjustments, used to calculate the related reserve category was $93.67 / bbl for oil and $6.36 / MMBtu for gas.
(4)Adjusted operating expense excluding production and other taxes includes lease operating expense, workover expense, asset operating expense, gathering, transportation and marketing and midstream and other revenue net of expense.
(5)Crescent defines Adjusted Recurring Cash G&A as General and Administrative Expense, excluding non-cash equity-based compensation and transaction and nonrecurring expenses, and including Manager Compensation RNCI Distributions. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and non-cash equity-based compensation and includes Manager Compensation RNCI Distributions, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. Crescent does not provide a reconciliation of this measure because the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in or excluded from the GAAP financial measure without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
(6)Expenses primarily related to systems integration.

Crescent Income Statement

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Revenues:
Oil	$443,170	$255,270	$1,969,070	$883,087
Natural gas	180,643	124,027	766,962	354,298
Natural gas liquids	48,339	63,917	268,192	185,530
Midstream and other	12,610	20,045	52,841	54,062
Total revenues	684,762	463,259	3,057,065	1,476,977
Expenses:
Lease operating expense	116,001	67,535	438,753	243,501
Workover expense	10,762	3,019	66,864	10,842
Asset operating expense	24,057	21,634	78,709	45,940
Gathering, transportation and marketing	45,807	51,003	177,078	187,059
Production and other taxes	54,890	28,716	238,381	108,992
Depreciation, depletion and amortization	157,326	79,665	532,926	312,787
Impairment expense	142,902	—	142,902	—
Exploration expense	(424)	347	3,425	1,180
Midstream operating expense	3,541	4,541	13,513	13,389
General and administrative expense	25,501	44,567	84,990	78,342
(Gain) loss on sale of assets	472	624	(4,641)	(8,794)
Total expenses	580,835	301,651	1,772,900	993,238
Income (loss) from operations	103,927	161,608	1,284,165	483,739
Other income (expense):
Interest expense	(27,418)	(12,930)	(95,937)	(50,740)
Other income (expense)	5,421	174	949	120
Income (loss) from equity affiliates	530	368	4,616	368
Gain (loss) on derivatives	(31,338)	19,012	(676,902)	(866,020)
Total other income (expense)	(52,805)	6,624	(767,274)	(916,272)
Income (loss) before taxes	51,122	168,232	516,891	(432,533)
Income tax benefit (expense)	(1,764)	713	(36,291)	306
Net income (loss)	49,358	168,945	480,600	(432,227)
Less: net (income) loss attributable to Predecessor	—	(246,636)	—	339,168
Less: net (income) loss attributable to noncontrolling interests	(582)	(446)	(2,669)	14,922
Less: net (income) loss attributable to redeemable noncontrolling interests	(39,988)	58,761	(381,257)	58,761
Net income (loss) attributable to Crescent	$8,788	$(19,376)	$96,674	$(19,376)
Net income (loss) per share:
Class A - basic	$0.18	$(0.46)	$2.20	$(0.46)
Class A - diluted	$0.18	$(0.46)	$2.20	$(0.46)
Class B - basic and diluted	$—	$—	$—	$—
Weighted average common shares outstanding
Class A - basic	48,282	41,954	43,865	41,954
Class A - diluted	48,531	41,954	44,112	41,954
Class B - basic and diluted	118,645	127,536	124,857	127,536

Crescent Consolidated Balance Sheet

	December 31, 2022	December 31, 2021
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$—	$128,578
Accounts receivable, net	457,071	321,855
Accounts receivable - affiliates	2,681	20,341
Derivative assets – current	14,878	—
Drilling advances	14,655	200
Prepaid and other current assets	27,454	8,644
Total current assets	516,739	479,618
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	7,113,819	6,043,602
Unproved	314,255	308,721
Oil and natural gas properties at cost, successful efforts method	7,428,074	6,352,323
Field and other property and equipment, at cost	176,831	144,318
Total property, plant and equipment	7,604,905	6,496,641
Less: accumulated depreciation, depletion, amortization and impairment	(2,167,135)	(1,941,528)
Property, plant and equipment, net	5,437,770	4,555,113
Goodwill	—	76,564
Derivative assets – noncurrent	—	579
Investment in equity method affiliates	15,038	15,415
Other assets	50,302	30,173
Total assets	$6,019,849	$5,157,462

Crescent Consolidated Balance Sheet

	December 31, 2022	December 31, 2021
	(in thousands, except share data)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$524,690	$337,881
Accounts payable – affiliates	27,652	8,675
Derivative liabilities – current	312,975	253,525
Financing lease obligations - current	3,341	1,606
Other current liabilities	25,091	14,438
Total current liabilities	893,749	616,125
Long-term debt	1,247,558	1,030,406
Derivative liabilities – noncurrent	63,737	133,471
Deferred tax liability	147,348	82,537
Asset retirement obligations	346,868	258,102
Financing lease obligations - noncurrent	7,412	3,512
Other liabilities	14,183	13,652
Total liabilities	2,720,855	2,137,805
Commitments and contingencies
Redeemable noncontrolling interests	2,436,703	2,325,013
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 49,433,154 and 43,105,376 shares issued, and 48,282,163 and 41,954,385 shares outstanding as of December 31, 2022 and 2021, respectively	5	4
Class B common stock, $0.0001 par value; 500,000,000 shares authorized and 118,645,323 and 127,536,463 shares issued and outstanding as of December 31, 2022 and 2021, respectively	12	13
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of December 31, 2022 and 2021	—	—
Treasury stock, at cost; 1,150,991 shares of Class A common stock as of December 31, 2022 and 2021	(18,448)	(18,448)
Additional paid-in capital	804,587	720,016
Retained earnings (accumulated deficit)	61,957	(19,376)
Noncontrolling interests	14,178	12,435
Total equity	862,291	694,644
Total liabilities, redeemable noncontrolling interests and equity	$6,019,849	$5,157,462

Crescent Cash Flow Statement

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:	(in thousands)
Net income (loss)	$480,600	$(432,227)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	532,926	312,787
Impairment expense	142,902	—
Deferred tax expense (benefit)	33,178	(935)
(Gain) loss on sale of oil and natural gas properties	(4,641)	(8,794)
(Gain) loss on derivatives	676,902	866,020
Net cash (paid) received on settlement of derivatives	(779,260)	(535,269)
Non-cash equity-based compensation expense	38,063	39,919
Amortization of debt issuance costs and discount	8,894	7,647
Write-off of debt issuance costs	—	2,541
Restructuring of acquired derivative contracts	(51,994)	—
Settlement of acquired derivative contracts	(49,929)	—
Other	(7,011)	(928)
Changes in operating assets and liabilities:
Accounts receivable	(128,820)	(71,301)
Accounts receivable - affiliates	18,360	(20,333)
Prepaid and other current assets	(24,932)	39,986
Accounts payable and accrued liabilities	127,620	31,110
Accounts payable – affiliates	12,044	(358)
Other	(12,530)	3,282
Net cash provided by operating activities	1,012,372	233,147
Cash flows from investing activities:
Development of oil and natural gas properties	(592,707)	(155,607)
Acquisitions of oil and natural gas properties, net of cash acquired	(626,620)	(115,076)
Proceeds from the sale of oil and natural gas properties	93,203	25,723
Purchases of restricted investment securities – HTM	(8,956)	(8,537)
Maturities of restricted investment securities – HTM	7,200	11,703
Other	3,536	(2,801)
Net cash used in investing activities	(1,124,344)	(244,595)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	199,250	490,625
Revolving Credit Facility borrowings	1,385,000	702,000
Revolving Credit Facility repayments	(1,369,000)	(159,000)
Payment of debt issuance costs	(20,051)	(14,611)
Prior Credit Agreement borrowings	—	53,900
Prior Credit Agreement repayments	—	(804,975)
Redeemable noncontrolling interest contributions	5,985	—
Redeemable noncontrolling interest distributions	(213)	—
Repayments of debt acquired in Merger Transactions	—	(140,000)
Dividend to Class A common stock	(27,509)	—
Distributions to redeemable noncontrolling interests related to Class A common stock dividend	(78,855)	—
Distributions to redeemable noncontrolling interests related to Manager Compensation	(32,250)	—
Distributions to redeemable noncontrolling interests related to income taxes	(18,118)	—
Repurchase of redeemable noncontrolling interests related to Equity Transactions	(36,220)	—
Noncontrolling interest contributions	55	35,460
Repurchase of noncontrolling interest	(4,060)	(2,462)
Member distributions	—	(35,331)
Noncontrolling interest distributions	(6,477)	(1,695)
Cash paid for treasury stock acquired for equity-based compensation tax withholding	—	(18,448)
Other and member contributions	(5,378)	(318)
Net cash provided by (used in) financing activities	(7,841)	105,145
Net change in cash, cash equivalents and restricted cash	(119,813)	93,697
Cash, cash equivalents and restricted cash, beginning of period	135,117	41,420
Cash, cash equivalents, and restricted cash, end of period	$15,304	$135,117

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Adjusted Net Income, Adjusted Recurring Cash G&A, Adjusted Current Income Tax, Adjusted Dividends Paid and Net LTM Leverage. These supplemental non-GAAP performance measures are used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
We define Adjusted EBITDAX as net income (loss) before interest expense, realized (gain) loss on interest rate derivatives, income tax expense, depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivative contracts, impairment expense, non-cash equity-based compensation, (gain) loss on sale of assets, other (income) expense, certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation, transaction and nonrecurring expenses and early settlement of derivative contracts. We believe Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of our operating performance when compared against our peers, without regard to our financing methods, corporate form or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, the Revolving Credit Facility and Senior Notes include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

We define Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash deferred financing cost amortization, realized gain (loss) on interest rate derivatives, current income tax benefit (expense), tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions or proceeds received from asset sales. Levered Free Cash Flow is not a measure of performance as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP performance measure that is used by our management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Levered Free Cash Flow is a useful performance measure because it allows for an effective evaluation of our operating and financial performance and the ability of our operations to generate cash flow that is available to reduce leverage or distribute to our equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual operating performance or investing activities. Our computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table reconciles Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net income (loss)	$49,360	$168,945	$480,600	$(432,227)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	27,419	12,930	95,937	50,740
Realized (gain) loss on interest rate derivatives	—	—	—	7,373
Income tax expense (benefit)	1,763	(713)	36,291	(306)
Depreciation, depletion and amortization	157,326	79,665	532,926	312,787
Exploration expense	(423)	347	3,425	1,180
Non-cash (gain) loss on derivatives	(93,546)	(163,330)	(102,358)	330,368
Impairment expense	142,902	—	142,902	—
Non-cash equity-based compensation expense	11,757	25,865	38,063	39,919
(Gain) loss on sale of assets	473	624	(4,641)	(8,794)
Other (income) expense	(5,421)	(175)	(949)	(120)
Certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(7)	(9,471)	(2,706)	(39,070)	(2,706)
Transaction and nonrecurring expenses(8)	8,083	10,711	34,051	23,149
Early settlement of derivative contracts(9)	—	—	—	198,688
Adjusted EBITDAX (non-GAAP)	$290,221	$132,163	$1,217,177	$520,051
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash deferred financing cost amortization	(24,956)	(12,091)	(87,043)	(40,551)
Realized (gain) loss on interest rate derivatives	—	—	—	(7,373)
Current income tax benefit (expense)	3,986	(222)	(3,113)	(629)
Tax-related redeemable noncontrolling interest distributions made by OpCo	(190)	—	(18,160)	—
Development of oil and natural gas properties	(156,084)	(86,830)	(624,880)	(194,828)
Levered Free Cash Flow (non-GAAP)	$112,978	$33,020	$483,981	$276,670

Reconciliation of Operating Cash Flow to Levered Free Cash Flow (non-GAAP)
The table below reconciles net cash provided by operating activities to Levered Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net cash provided by operating activities	$215,018	$84,515	$1,012,372	$233,147
Changes in operating assets and liabilities	50,514	23,706	8,258	17,615
Restructuring of acquired derivative contracts(10)	—	—	51,994	—
Settlement of acquired derivatives contracts	10,883	—	49,929	—
Certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(7)	(9,471)	(2,706)	(39,070)	(2,706)
Tax-related redeemable noncontrolling interest distributions made by OpCo	(190)	—	(18,160)	—
Transaction and nonrecurring expenses(8)	8,083	10,711	34,051	23,149
Early settlement of derivative contracts(9)	—	—	—	198,688
Other(11)	(5,775)	3,624	9,487	1,605
Adjusted cash provided by operating activities	$269,062	$119,850	$1,108,861	$471,498
Development of oil and natural gas properties	(156,084)	(86,830)	(624,880)	(194,828)
Levered Free Cash Flow (non-GAAP)	$112,978	$33,020	$483,981	$276,670

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss).

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net income (loss)	$49,358	$168,945	$480,600	$(432,227)
Unrealized (gain) loss on derivatives	(93,546)	(163,330)	(102,358)	330,368
Non-cash equity-based compensation expense	11,757	25,865	38,063	39,919
(Gain) loss on sale of assets	472	624	(4,641)	(8,794)
Transaction and nonrecurring expenses	8,083	10,711	34,051	23,149
Impairment expense	142,902	—	142,902	—
Tax effects of adjustments(12)	(5,003)	—	(6,930)	—
Adjusted Net Income (non-GAAP)	$114,023	$42,816	$581,687	$(47,585)

Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as general and administrative expense, excluding non-cash equity-based compensation and transaction and nonrecurring expenses, and including Manager Compensation

RNCI Distributions(7). Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and non-cash equity-based compensation and includes the portion of Manager compensation that is not reflected as G&A expense, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX and Levered Free Cash Flow for historical periods and periods for which we present guidance.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
General and administrative expense	$25,501	$44,567	$84,990	$78,342
Less: non-cash equity-based compensation expense	(11,756)	(25,292)	(38,063)	(39,919)
Less: transaction and nonrecurring expenses(13)	(1,113)	(13,361)	(8,064)	(24,064)
Plus: Manager Compensation RNCI Distributions(7)	9,471	2,706	39,070	2,706
Adjusted Recurring Cash G&A	$22,103	$8,620	$77,933	$17,065

Adjusted Current Income Tax
Crescent defines Adjusted Current Income Tax as current income tax provision (benefit) plus Income Tax RNCI Distributions. Management believes Adjusted Current Income Tax is a useful performance measure because it reflects as tax provision (benefit) the amount of cash distributed for taxes that is otherwise classified as redeemable noncontrolling interest distributions, facilitating the ability for investors to compare Crescent’s tax provision (benefit) against peer companies, and is included in the Company’s Levered Free Cash Flow calculation for historical periods and for periods for which guidance is provided.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Current income tax provision (benefit)(14)	$(3,986)	$222	$3,113	$629
Tax RNCI Distributions	190	—	18,160	—
Adjusted Current Income Tax	$(3,796)	$222	$21,273	$629

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A common stock plus Dividend RNCI Distributions. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, facilitating the ability for investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Dividend to Class A common stock	$8,208	$—	$27,509	$—
Dividend RNCI Distributions	20,150	—	78,855	—
Adjusted Dividends Paid	$28,358	$—	$106,364	$—

Net LTM Leverage
Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing Crescent’s Revolving Credit Facility. Management believes Net LTM Leverage is a useful measurement because it takes into account the impact of acquisitions. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

	December 31, 2022
	Historical	Pro Forma Notes Offering
	(in millions)
Total principal debt(15)	$1,259	$1,268
Less: cash and cash equivalents	—	—
Net Debt	$1,259	$1,268

LTM Adjusted EBITDAX for Leverage Ratio	$1,305	$1,305

Net LTM Leverage	1.0x	1.0x

PV-10
Present value (discounted at PV-10) is not a financial measure calculated in accordance with GAAP because it does not include the effects of income taxes on future net revenues. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure of future net cash flows, or after tax amount, because it presents the discounted future net cash flows attributable to reserves prior to taking into account future income taxes and the Company’s current tax structure. We and others in our industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Investors should be cautioned that PV-10 does not represent an estimate of the fair market value of our proved reserves. The most directly comparable GAAP financial measure is standardized measure of discounted future net cash flows.

(in millions)	For the year ended December 31, 2022
Standardized measure of discounted future net cash flows	$9,135
Discounted income taxes	467
Total Proved PV-10 at SEC Pricing	$9,602

(7)Relates to the pro rata share of Manager Compensation attributable to Class B shareholders (redeemable noncontrolling interests), which began on December 7, 2021, at close of the Merger Transactions when our Up-C structure was established. If the Merger Transactions had occurred on January 1, 2021, Manager Compensation RNCI Distributions for three months and year ended December 31, 2021, would have increased by approximately $7.3 million, or $0.81 per Boe, and $37.4 million, or $1.09 per Boe, respectively.
(8)Transaction and nonrecurring expenses of $8.1 million for the three months ended December 31, 2022 were primarily related to (i) merger integration costs and (ii) nonrecurring legal costs related to legacy assets acquired in the Merger Transactions. Transaction and nonrecurring expenses of $10.7 million for the three months ended December 31, 2021 were primarily related to legal, consulting and other fees incurred for the Merger Transactions. Transaction and nonrecurring expenses of $34.1 million for the year ended December 31, 2022, were primarily related to (i) legal, consulting, transition service agreement costs, related restructuring of acquired derivative contracts and other fees incurred for the Uinta Transaction and Merger Transactions, (ii) severance costs subsequent to the Merger Transactions, (iii) merger integration costs, and (iv) acquisition and debt transaction related costs. Transaction and nonrecurring expenses of $23.1 million for the year ended December 31, 2021, were primarily related to legal, consulting and other fees incurred for (i) redemption by certain of our consolidated subsidiaries of the noncontrolling equity interests held in such subsidiaries by a certain third-party investor in exchange for its proportionate share of the underlying oil and natural gas interests held directly or indirectly by such subsidiaries, (ii) the redemption by certain of our consolidated subsidiaries of the noncontrolling equity interests held in such subsidiaries by certain third-party investors in exchange for our membership interests in April 2021 and (iii) the Merger Transactions.
(9)Represents the settlement in June 2021 of certain outstanding derivative oil commodity contracts for open positions associated with calendar years 2022 and 2023. Subsequent to the settlement, we entered into commodity derivative contracts at prevailing market prices.
(10)In connection with the Uinta Acquisition, Crescent acquired commodity derivative liabilities totaling $180 million from the seller, which reduced the cash cost at closing of the Uinta Acquisition. Concurrent with the close of the transaction, Crescent settled certain of these acquired oil commodity derivative positions and entered into new commodity derivative contracts for 2022 with a swap price of $75 per barrel for a net cost of $52 million.
(11)Primarily relates to other income (expense), exploration expense, and other adjustments to reconcile net income (loss) to net cash provided by operating activities.
(12)Tax impact of adjustments is calculated using our estimated blended statutory rate of approximately 7% (after excluding noncontrolling interests) for the three months and year ended December 31, 2022. For the three months and year ended December 31, 2021, we were organized as a limited liability company and treated as a flow-through entity for U.S. federal income tax purposes and as a result have not applied a tax impact.
(13)Transaction and nonrecurring expenses of $1.1 million for the three months ended December 31, 2022, were primarily related to merger integration costs. Transaction and nonrecurring expenses of $13.4 million for the three months ended December 31, 2021, were primarily related to legal, consulting and other fees related to the Merger Transactions. Transaction and nonrecurring expenses of $8.1 million for the year ended December 31, 2022, were primarily related to (i) legal, consulting, restructuring of acquired derivative contracts and other fees incurred for the Uinta Transaction and Merger Transactions, (ii) merger integration costs, and (iii) acquisition and debt transaction related costs. Transaction and nonrecurring expenses of $24.1 million for the year ended December 31, 2021, were primarily related to legal, consulting and other fees incurred for (i) redemption by certain of our consolidated subsidiaries of the noncontrolling equity interests held in such subsidiaries by a certain third-party investor in exchange for its proportionate share of the underlying oil and natural gas interests held directly or indirectly by such subsidiaries, (ii) the redemption by certain of our consolidated subsidiaries of the noncontrolling equity interests held in such subsidiaries by certain third-party investors in exchange for our membership interests in April 2021 and (iii) the Merger Transactions.
(14)Current income tax provision (benefit) is the amount of income tax expense recognized in our statement of operations for the three months and year ended December 31, 2022. Actual cash paid for income taxes for the three months and year ended December 31, 2022, was $0.3 million and $8.2 million, respectively.
(15)Excludes $11.9 million of unamortized debt discount and issuance costs.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.